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                      AMENDMENT TO PARTICIPATION AGREEMENT

                                  By and Among

           SCHWARTZ INVESTMENT TRUST, ULTIMUS FUND DISTRIBUTORS, LLC

                                      And

                        HARTFORD LIFE INSURANCE COMPANY

      The Hartford Retail Fund Participation Agreement dated January 7, 2010 by and among Hartford Life Insurance Company ("Hartford"), Schwartz Investment Trust ("Fund"), an Ohio open-end diversified management investment company, and Ultimus Fund Distributors, LLC, an Ohio limited liability company ("Underwriter") is hereby amended as provided below, effective as of April 1, 2014.

      WHEREAS, the parties desire to replace Schedule B of the Agreement to update compensation terms; and

      WHEREAS, Schwartz Investment Counsel, Inc. (the "Adviser") is the investment adviser of the Portfolios of the Fund and is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and any applicable state securities laws.

      NOW, THEREFORE, the parties agree as follows:

1. Schedule B shall be replaced by the attached Schedule B.

2. This Amendment may be executed in counterparts, each of which shall be an original and both of which shall constitute one instrument.

      IN WITNESS HEREOF, the parties hereto have executed and delivered this Amendment effective as of the date first written above.

HARTFORD LIFE INSURANCE COMPANY                  SCHWARTZ INVESTMENT TRUST

By: Massachusetts Mutual Life                    By:    /s/ Michael J. Schwartz
Insurance Company, Its Administrative                   -----------------------
Services Provider                                Name:  Michael J. Schwartz
                   /s/ Eric Wietsma                     -----------------------
                ---------------------            Title: Vice President
Name:  Eric Wietsma                                     -----------------------
       ------------------------------                   4-9-14
Title: Sr Vice President
       ------------------------------


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                                   SCHEDULE B

In consideration of the services provided by the Company, the Adviser agrees to pay the Company an amount equal to the following basis points per annum on the average aggregate amount invested by the Company's Separate Account(s) in each Portfolio under the Fund Participation Agreement, such amounts to be paid within 30 days of the end of each calendar quarter.

PORTFOLIO                               SERVICE FEES         12b-1 FEES
------------------------------------    ------------         ----------
Ave Maria Catholic Values Fund          0.30                 None
Ave Maria Growth Fund                   0.30                 None
Ave Maria Rising Dividend Fund          0.30                 None
Ave Maria Opportunity Dividend Fund     0.30                 None
Ave Maria Bond Fund                     0.075                None





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